Exhibit 99.1

NeOnc Technologies Expands Global Clinical Trial Network with CBCC Global Research to Accelerate Study of

Brain Cancer Treatments

WESTLAKE VILLAGE, Calif.--March 27, 2025-- NeOnc Technologies Holdings, Inc. (Nasdaq Global Market: NTHI), a clinical-stage medical biotechnology company, today announced a strategic partnership with CBCC Global Research (CBCC), a premier full-service clinical research organization (CRO). This collaboration will expand NeOnc’s clinical trial capabilities in India, facilitating the advancement of its development-stage neuro-oncology treatment.

Through this partnership, NeOnc will initiate clinical trials across 30 FDA-compliant clinical research sites in India, increasing patient enrollment and accelerating development efforts for a novel therapy designed to target aggressive brain tumors.

CBCC will initially recruit for the NEO100-01 Glioblastoma (GBM) clinical trial, which is a Phase 2a study evaluating the survival impact and tolerance of intranasal NEO100, an ultra-purified perillyl alcohol with a focus on the IDH1 mutation component in Grade 3 and 4 GBM tumors.

“Our collaboration with CBCC represents an important milestone and step forward in our clinical development strategy,” said Amir Heshmatpour, Executive Chairman of NeOnc Technologies. “Conducting our trials in India allows us to accelerate patient recruitment, maintain regulatory compliance, and expedite the potential approval of these promising therapies for patients in need. We are focused on completing our Phase 2 NEO100-01 enrollment this year, with a readout expected 6 to 8 months after that.”

The FDA-aligned trials in India will be conducted under Good Clinical Practices (GCP) and Good Laboratory Practices (GLP) standards, ensuring high-quality data generation and regulatory adherence. CBCC will oversee trial execution in coordination with NeOnc’s U.S.-based CRO, Anova Enterprises, ensuring streamlined operations.

“We are dedicated to advancing breakthrough therapies for brain cancer, and launching trials in India represents a critical step in that mission,” said Thomas Chen, MD, Ph.D., CEO of NeOnc Technologies. “By broadening our clinical reach, we are accelerating the path to market for our transformative treatments, while ensuring we reach a more diverse patient population.”

“India is emerging as a key hub for clinical research, and we are honored to support NeOnc in their mission to advance innovative neuro-oncology treatments,” said Manoj Vyas, CEO of CBCC Global Research. “With our deep expertise in clinical trial management and regulatory pathways, we are confident that this partnership will drive critical advancements in cancer therapeutics.”

This expansion underscores NeOnc Technologies’ commitment to accelerating the development of transformative therapies and improving patient outcomes worldwide. The company anticipates rapid enrollment and progress in these studies, bringing it closer to potentially delivering next-generation treatments for brain cancer and other challenging diseases.

About NeOnc Technologies Holdings, Inc.

NeOnc Technologies Holdings, Inc. (NASDAQ Global Market: NTHI) is a publicly traded clinical-stage life sciences company focused on the development and commercialization of central nervous system therapeutics designed to overcome the blood-brain barrier. The company’s NEO™ drug development platform has produced a portfolio of novel drug candidates and delivery methods with patent protections extending to 2038. NeOnc’s NEO100™-01 and NEO100™-02 therapeutics are in Phase II, and the NEO100™-03 and NEO212™ therapeutics are in Phase I clinical trials, advancing under FDA Fast-Track and Investigational New Drug (IND) status.

For more information, visit www.neonctech.com.

About CBCC Global Research

CBCC Global Research is a full-service clinical Contract Research Organization (CRO) headquartered in Bakersfield, California, with operations across the U.S. and India. CBCC offers end-to-end services for clinical trials, including clinical operations, site management, safety management, clinical data management & statistical analysis, and medical & scientific writing. It specializes in supporting pharmaceutical, biotechnology, and medical device companies, particularly those in early stages of development, with regulatory and clinical trial needs.

CBCC has successfully executed over 100 clinical trials across 500+ sites. More than 70 pharmaceutical and biotech companies have availed CBCC’s services for their clinical development targeted for USFDA and EU submissions. CBCC has supported 10+ U.S.-based companies with clinical execution in both the U.S. and India. CBCC’s network sites have undergone over 50 audits by global regulatory agencies in the last 5 years, including the USFDA and EMA, demonstrating its commitment to quality and compliance.

For more information about CBCC Global Research, please visit www.cbcc.global.

Important Cautions Regarding Forward Looking Statements

This communication may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements, including, but not limited to completing enrollment this year, with a readout expected in 6 to 8 months after that, are based on management’s expectations, estimates, projections, and beliefs and involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. More information can be found in the Risk Factors section of NeOnc’s SEC filings at www.sec.gov. NeOnc assumes no obligation to update these statements except as required by law.

Company Contact:

Patrick Walters

Chief Operations Officer

NeOnc Technologies Holdings, Inc.

info@neonc.com

Investor Relations:

Roger Pondel / Laurie Berman

PondelWilkinson Inc.

(310) 279-5980

rpondel@pondel.com

lberman@pondel.com